EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
of CKE Restaurants, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 dated May 2, 2003 of CKE Restaurants, Inc. of our report dated March 19, 2003, relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2003, which report appears in the January 27, 2003 annual report on Form 10-K of CKE Restaurants, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the first quarter of fiscal 2003.

/s/ KPMG LLP

Orange County, California
May  1, 2003